UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

        Kerr-McGee Corporation (the "Company") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on March 17, 2005 in connection with the solicitation of proxies for the election of two directors to the Company's Board of Directors at the Company's 2005 Annual Meeting of Stockholders.

Corporate headquarters and Oklahoma operations

        Oklahoma City-based Kerr-McGee Corp. is an energy and inorganic chemical company with operations worldwide and more than $14 billion in assets. It is one of four Fortune 500 companies headquarterd in the state of Oklahoma. The company employs approximately 600 people in the state and approximately 4,100 worldwide.

        Kerr-McGee Chemical's Technical Center, which includes a research and development facility and a technical sales and service laboratory, also is located in Oklahoma City. Employees research and develop new grades of Tronox®, the company's brand of titanium dioxide pigment, and service customers in about 100 countries.

        Kerr-McGee Oil & Gas operates about 500 wells in Oklahoma, with gross daily production of approximately 1,200 barrels of oil and 40 million cubic feet of natural gas. The company expects to drill more than 20 wells in the state in 2005.

Economic impact in the state

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  Approximately 600 employees

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  More than $85 million in payroll and benefits in 2004

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  $10 million paid in 2004 taxes

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  $59 million spent on Oklahoma goods and services in 2004

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  $1.9 million donated to Oklahoma educational, community and non-profit organizations in 2004

Safety and environmental achievements

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  Employee and public safety, as well as care for the environment, are priorities at Kerr-McGee. Detailed information is available in the Corporate Responsibility section of the company's website at www.kerr-mcgee.com.

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  Kerr-McGee's Technical Sales and Service Laboratory earned Star worksite status, the highest level of recognition for outstanding health and safety management under the Voluntary Protection Programs of the Occupational Safety and Health Administration.

In the community

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  Kerr-McGee and its employees contribute time and money to community efforts, including the March of Dimes WalkAmerica, the Regional Food Bank's Can Drive, Rebuilding Together and the Oklahoma City Memorial Marathon. In addition, the company supported the Oklahoma City Memorial and the Capital Dome Project. Kerr-McGee also is a sponsor of the state's Centennial Celebration in 2007.

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  Employee and corporate contributions to United Way increased in 2004 with 100% of Kerr-McGee's employees participating and donating more than $417,000.

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  For the past 30 years, employees have participated in the company-sponsored Anonymous Santa program, providing Christmas gifts to less-fortunate citizens.

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  Kerr-McGee tutors spend one hour a week, one-on-one with students from Columbus Enterprise Elementary School, the company's partner in education. Since the partnership was formed in

    1989, the low-income, inner-city school's academic status has improved dramatically and the school is no longer considered "at-risk." About 70% of the students speak English as a second language.

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  The company provides scholarships and internships to Oklahoma students and is a founding sponsor of the Oklahoma chapter of INROADS, a nonprofit organization that prepares talented minority students for positions of leadership in business. Kerr-McGee also offers summer employment and scholarships to qualified INROADS students.

IMPORTANT INFORMATION

        Kerr-McGee filed an amended preliminary proxy statement with the U.S. Securities and Exchange Commission on March 11, 2005 relating to Kerr-McGee's solicitation of proxies from the stockholders of Kerr-McGee with respect to the Kerr-McGee 2005 annual meeting of stockholders. Kerr-McGee and its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of proxies for the 2005 annual meeting. The amended preliminary proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Kerr-McGee's stockholders. Kerr-McGee will also be filing a definitive proxy statement and other relevant documents. KERR-MCGEE ADVISES SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Kerr-McGee's proxy statement and other relevant documents may be obtained without charge from the SEC's website at www.sec.gov and from Kerr-McGee at www.kerr-mcgee.com. You may also obtain a free copy of Kerr-McGee's definitive proxy statement, when it becomes available, by contacting Georgeson Shareholder Communications Inc. toll free at 877-278-6310. This presentation contains expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of Kerr-McGee Corporation.

www.kerr-mcgee.com